December 4, 2017

Reed’s Inc.

13000 South Spring Street

Los Angeles, California 90061

(310) 217-9400

Re: Registration Statement on Form S-1 (File No. 333-221059)

Gentlemen:

We have acted as counsel to Reed’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-221059) filed with the Securities and Exchange Commission (the “Commission”) on October 23, 2017, as amended by Pre-Effective Amendment No. 1, filed with the Commission on November 21, 2017 Pre-Effective Amendment No. 2, filed with the Commission on December 1, 2017, and Pre-Effective Amendment No. 3, filed with the Commission on December 4, 2017 (the “Registration Statement”), by the Company, pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the Company’s registration of: (i) non-transferable subscription rights to acquire up to 8,000,000 Units (“Rights”) to be distributed by the Company without consideration in connection with a rights offering (the “Rights Offering”) to holders of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”); (ii) up to 8,000,000 units (“Units”) issuable upon exercise of the Rights, each unit, consisting of one share of Common Stock and one warrant representing the right to purchase 1/2 share of Common Stock (“Warrants”); (iii) up to 8,000,000 shares of Common Stock underlying the Units; (iv) up to 4,000,000 whole Warrants underlying the Units; and (v) up to 4,000,000 shares of Common Stock issuable upon exercise of the Warrants.

In our capacity as counsel, you have requested that we render the opinion set forth in this letter and we are furnishing this opinion letter pursuant to Item 601(b)(5) of Regulation S-K, promulgated by the Commission. We are familiar with the proceedings taken by the board of directors of the Company (the “Board”) in connection with the Rights Offering. We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to: the Registration Statement, including the exhibits thereto; certain resolutions of the Board; corporate records and instruments; and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) any certificates representing securities to be issued pursuant to the Rights Offering, as applicable, will be duly executed and delivered; (vi) the Registration Statement has been declared effective at the time of the issuance of the Rights; and (v) the stockholders will pay in full the Subscription Price for the Units, the shares of Common Stock underlying the Units and the Shares of Common Stock underlying the Warrants.

Based upon the foregoing, we are of the opinion that:

(1) The Rights have been duly authorized and, when duly distributed by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of materiality, reasonableness, good faith and fair dealing.

December 4 , 17

(2) The Units have been duly authorized and, if issued upon exercise of the Rights in accordance with the terms of the Rights, will be validly issued, fully paid and nonassessable.

(3) The shares of Common Stock underlying the Units have been duly authorized and, if issued upon exercise of the Rights in accordance with the terms of the Rights, will be validly issued, fully paid and nonassessable.

(4) The Warrants have been duly authorized and, if issued upon exercise of the Rights in accordance with the terms of the Rights, and when duly executed and delivered by the Company in the manner described in the Registration Statement, will constitute valid and legally binding obligations of the Company under the laws of the State of Delaware, enforceable against the Company in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of materiality, reasonableness, good faith and fair dealing.

(5) The Common Stock issuable upon the exercise of any Warrants has been duly authorized and, if issued upon exercise of the Warrants against payment therefor in accordance with the terms of the Warrants, as applicable, would be validly issued, fully paid and nonassessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the prospectus and any prospectus under the caption “Legal Matters”. In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,

LIBERTAS LAW GROUP, INC.

/s/ Libertas Law Group, Inc.